                                                                    Exhibit 3(b)

                               BROKER-DEALER SALES AND
                                SUPERVISION AGREEMENT


This Broker-Dealer Sales and Supervision Agreement ("Agreement") is made by and between [DISTRIBUTORS] ("Distributors"), each a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), [INSURANCE COMPANIES] (referred to collectively as "Companies"), and ___________________________ [BROKER-DEALER], an independent broker-dealer registered with the SEC under the 1934 Act and a member of the NASD ("Broker-Dealer"), or a bank as defined by Section 3(a)(6) of the 1934 Act and Article I(b) of the NASD By-Laws, and any and all undersigned insurance agency affiliates ("Affiliates") of Broker-Dealer. Distributors and Companies are sometimes collectively referred to as "Hartford Life".

WHEREAS, Companies offer certain variable life insurance policies and variable and modified guaranteed annuity contracts which are deemed to be securities under the Securities Act of 1933 (the "Registered Products") and other nonregistered life policies and annuity contracts ("Nonregistered Products, and with the "Registered Products, collectively the "Products"); and

WHEREAS, Companies wish to appoint the Broker-Dealer and Affiliates as agents of the Companies for the solicitation and procurement of applications for those specific Products listed on the lines of business page(s) hereto, as the same may be amended from time to time; and

WHEREAS, Distributors are the principal underwriters of the Products; and

WHEREAS, Distributors anticipate having representatives who are associated with Broker-Dealer, who are NASD registered and are duly licensed under applicable state insurance law and who are, where required, appointed as insurance agents of Companies to solicit and sell the Registered and Nonregistered Products ("Registered Representatives"); and

WHEREAS, Distributors and the Companies acknowledge that Broker-Dealer will provide certain supervisory and administrative services to Registered Representatives who are associated with the Broker-Dealer in connection with the solicitation, service and sale of the Registered and Nonregistered Products; and

WHEREAS, Broker-Dealer agrees to provide the aforementioned supervisory and administrative services to its Registered Representatives who have been appointed by the Companies to sell the Registered and Nonregistered Products.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree to the following:

1.     APPOINTMENT OF THE BROKER-DEALER

       Companies hereby appoint, effective upon compliance with individual state requirements, Broker-Dealer and Affiliates, if any, as an agent of the Companies for the solicitation and procurement of applications for the Products offered by the Companies, as outlined in the lines of business page(s) attached herein, in all states in which the Companies are authorized to do business and in which Broker-Dealer or any Affiliates are properly insurance licensed. Broker-Dealer shall


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

       supervise Registered Representatives in the solicitation, servicing and sale of the Products in accordance with all applicable securities laws. The Companies hereby authorize Broker-Dealer under applicable state insurance laws to supervise Registered Representatives in connection with the solicitation, servicing and sale of the Companies Registered and Nonregistered Products.

2.     AUTHORITY OF THE BROKER-DEALER

       Broker-Dealer has the authority to represent Distributors and Companies only to the extent expressly granted in this Agreement. Broker-Dealer and any associated Registered Representatives shall not hold themselves out to be employees of Companies or Distributors in any dealings with the public. Broker-Dealer and any Registered Representatives shall be independent contractors as to Distributors or Companies. Nothing contained herein is intended to create a relationship of employer and employee between Broker-Dealer and Distributors or Companies or between Registered Representatives and Distributors or Companies.

3.     BROKER-DEALER REPRESENTATION

       Broker-Dealer represents that it is either:_____ a registered broker-dealer under the 1934 Act, a member in good standing of the NASD, and a registered broker-dealer under applicable state law to the extent necessary to perform the duties described in this Agreement or _____ a bank as defined by Section 3(a)(6) of the 1934 Act. Broker-Dealer represents that its Registered Representatives, who will be soliciting applications for the Registered Products, will be duly registered representatives associated with Broker-Dealer and that they will be representatives in good standing with accreditation as required by the NASD to sell the Registered Products. Broker-Dealer agrees to abide by all rules and regulations of the NASD, including its Conduct Rules, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Products by Broker-Dealer or any of its associated Registered Representatives.

4.     BROKER-DEALER OBLIGATIONS

       4.1    TRAINING AND SUPERVISION
              Broker-Dealer has full responsibility for the training and supervision of all Registered Representatives and any other persons associated with Broker-Dealer and any other persons who are engaged directly or indirectly in the offer or sale of the Products. Broker-Dealer shall, during the term of this Agreement, establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Registered Representatives including all applicable continuing education requirements. Companies and Distributors reserve the right to monitor the Broker-Dealer's Registered Representatives as to sales supervision and continuing education.

              If a Registered Representative ceases to be a Registered Representative of Broker-Dealer, is disqualified for continued NASD registration or has its registration suspended by the NASD or otherwise fails to meet the rules and standards imposed by Broker-Dealer, Broker-Dealer shall immediately notify such Registered Representative that he or she is no longer authorized to solicit applications for the sale of Products on behalf of the Companies. Broker-Dealer shall immediately notify the Companies of such termination or suspension or failure to abide by he rules and standards of Broker-Dealer.

       4.2    SOLICITATION
              Broker-Dealer agrees to supervise its Registered Representatives so that they will only solicit applications in states where the Products are approved for sale and where the Registered Representatives are properly licensed and appointed in accordance with applicable state laws


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              and Companies' rules, procedures and ethical standards then in effect. Companies shall notify Broker-Dealer of the availability of the Products in each state.

       4.3    IMPROPER REPLACEMENT
              Broker-Dealer and its Registered Representatives shall not make any misrepresentation or in complete comparison of products for the purpose of inducing a current or potential contract owner or policyholder to lapse, forfeit or surrender his or her current insurance contract in favor of purchasing Companies' or other insurer's product. Communication with clients shall include sufficient information regarding the appropriateness of the transaction to allow the client to make an informed decision.

       4.4    PROSPECTUS DELIVERY AND SUITABILITY REQUIREMENTS
              Broker-Dealer shall ensure that its Registered Representatives comply with the prospectus delivery requirements under the Securities Act of 1933. In addition, Broker-Dealer shall ensure that its Registered Representatives shall not make recommendations to an applicant to purchase a Product in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, as required by applicable state insurance laws, the suitability requirements of the 1934 Act and the NASD Conduct Rules. Broker-Dealer shall ensure that each application obtained by its Registered Representatives shall bear evidence of approval by one of its principals indicating that the application has been reviewed for suitability.

       4.5    PROMOTIONAL MATERIAL
              Broker-Dealer and its Registered Representatives are not authorized to provide any information or make any representation in connection with this Agreement or the solicitation of the Products other than those contained in the prospectus or in other promotional material produced or authorized by Companies and Distributors.

              Broker-Dealer agrees that if it develops any promotional material for sales, training, explanatory or other purposes in connection with the solicitation of applications for Products, including generic advertising, illustrations and/or training materials which may be used in connection with the sale of Products, it will obtain the prior written approval of Companies, such approval not
              to be unreasonably withheld.   Broker-Dealer agrees that it has
              full responsibility for any training or other promotional material it distributes to sales personnel unless the prior written approval of Companies has been obtained.

       4.6    RECORD KEEPING
              Broker-Dealer is responsible for maintaining the records of its Registered Representatives. Broker-Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records maintained by Broker-Dealer that relate to the sale of the Products, or dealings with the Companies or Distributors shall be maintained so as to clearly and accurately disclose the nature and details of each transaction.

              Broker-Dealer acknowledges that all the records maintained by Broker-Dealer relating to the solicitation, service or sale of the Products subject to this Agreement, including but not limited to applications, authorization cards, complaint files, supervisory and inspection procedures and suitability reviews, shall be available to Companies and Distributors upon request during normal business hours. Companies and Distributors may retain copies of any such records which Companies and Distributors, in their discretion, deem necessary or desirable to keep.

       4.7    REFUND OF COMPENSATION
              Broker-Dealer agrees to repay Companies the total amount of any compensation which may have been paid to it within thirty (30) business days of notice of the request for such refund should Companies for any reason return any premium on a Product which was solicited by a Registered Representative of Broker-Dealer.


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

       4.8    PREMIUM COLLECTION
              Broker-Dealer and Registered Representatives only have the authority to collect initial premiums except as specifically set forth in the applicable commission schedule. Unless previously authorized by Distributors, neither Broker-Dealer nor any of its Registered Representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise.

5.     COMPANIES' AND/OR DISTRIBUTORS' OBLIGATIONS

       5.1    PROSPECTUS/PROMOTIONAL MATERIAL
              Companies will provide Broker-Dealer with reasonable quantities of the currently effective prospectus for the Registered Products and appropriate sales promotional material which has been filed with the NASD, approved by Companies and filed as applicable with state insurance departments.

       5.2    COMPENSATION
              Companies will pay Broker-Dealer as full compensation for all services rendered by Broker-Dealer under this Agreement, commissions and/or service fees in the amounts, in the manner and for the period of time as set forth in the Commission Schedules attached to this Agreement or subsequently made a part hereof, and which are in effect at the time such Products are sold. The manner of commission payments (I.E. including without limitation fronted or trail) is not subject to change after the effective date of a contract for which the compensation is payable.

              Companies may change the Commission Schedules attached to this Agreement at any time. Such change shall become effective only when Distributors or Companies provide the Broker-Dealer with written notice of the change. No such change shall affect first-year commissions on any contracts issued as a result of applications received by Companies at Companies' Home Office prior to the effective date of such change.

              Distributors agree to identify to Broker-Dealer, for each such payment, the name of the Registered Representative of Broker-Dealer who solicited each contract covered by the payment. Distributors will not compensate Broker-Dealer for any Product which is tendered for redemption after acceptance of the application. Any chargebacks will be assessed against the Broker-Dealer of record at the time of the redemption.

              Distributors will only compensate Broker-Dealer or Affiliates, as outlined below, for those applications accepted by Companies, and only after receipt of the required premium by Companies at Companies' Home Office or at such other location as Companies may designate from time to time for its various lines of business, and compliance by Broker-Dealer with any outstanding contract and prospectus delivery requirements.

              In the event that this Agreement terminates due to fraudulent activities or a material breach of this Agreement by the Broker-Dealer, Distributors will only pay to Broker-Dealer or Affiliates commissions or other compensation earned prior to discovery of events requiring termination. No further commissions or other compensation shall thereafter be payable.

       5.3    COMPENSATION PAYABLE TO AFFILIATES
              If Broker-Dealer is unable to comply with state licensing requirements because of a legal impediment which prohibits a non-domiciliary corporation from becoming a licensed insurance agency or prohibits non-resident ownership of a licensed insurance agency, Distributors agree to pay compensation to Broker-Dealer's contractually affiliated insurance


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

              agency, a wholly-owned agency affiliate of Broker-Dealer, or a Registered Representative or principal of Broker-Dealer who is properly state licensed and/or appointed. As appropriate, any reference in this Agreement to Broker-Dealer shall apply equally to such Affiliate. Distributors agree to pay compensation to an Affiliate subject to Affiliate's agreement to comply with the requirements of Exhibit A attached hereto. All other obligations of Broker-Dealer continue to apply.

       5.4    APPOINTMENT OF AGENT/REGISTERED REPRESENTATIVES
              Companies, subject to internal standards for appointment of agents/Registered Representatives, shall appoint all agents/Registered Representatives designated by Broker-Dealer prior to any solicitation of Products, unless specifically allowed by state law. Such appointments shall be at the Companies expense. The Companies shall not terminate any designated agent/Registered Representative for non-production without prior written notice to Broker-Dealer.

6.     TERMINATION

       6.1 This Agreement may be terminated by Distributors or Broker-Dealer by giving sixty (60) days' notice in writing to the other parties.

       6.2 Such notice of termination shall be sent by registered mail to the last known address of Broker-Dealer appearing on Companies' records, or in the event of termination by Broker-Dealer, to the Home Office, Hartford Life, P.O. Box 5085, Hartford, Connecticut 06104-5085.

       6.3 Such notice shall be an effective notice of termination of this Agreement as of the time the notice is deposited in the United States mail or the time of actual receipt of such notice if delivered by means other than mail.

       6.4 This Agreement shall automatically terminate without notice upon the occurrence of any of the events set forth below:

              6.4.1  Upon the bankruptcy or dissolution of Broker-Dealer.

              6.4.2 When and if Broker-Dealer commits fraud or gross negligence in the performance of any duties imposed upon Broker-Dealer by this Agreement or wrongfully withholds or misappropriates, for Broker-Dealer's own use, funds of Companies, its policyholders or applicants.

              6.4.3 When and if Broker-Dealer materially breaches this Agreement or materially violates any applicable state or federal law and/or administrative regulation in a jurisdiction where Broker-Dealer transacts business.

              6.4.4 When and if Broker-Dealer fails to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction and only until Broker-Dealer renews its license in such jurisdiction.

       6.5 The parties agree that on termination of this Agreement, any outstanding indebtedness to Companies shall become immediately due and payable.

7.     GENERAL PROVISIONS


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       7.1    COMPLAINTS AND INVESTIGATIONS
              Broker-Dealer shall cooperate with Companies in the investigation and settlement of all complaints or claims against Broker-Dealer and/or Companies relating to the solicitation or sale of the Products under this Agreement. Broker-Dealer, Distributors and Companies each shall promptly forward to the others any complaint, notice of claim or other relevant information which may come into its possession. Broker-Dealer, Distributors and Companies agree to cooperate fully in any investigation or proceeding in order to attempt to achieve a prompt and equitable resolution to all complaints or claims and to ensure that Broker-Dealer's, Distributors' and Companies' procedures with respect to related solicitation or servicing are consistent with any applicable law or regulation.

              In the event any legal process or notice is served on Broker-Dealer in a suit or proceeding against Distributors or Companies, Broker-Dealer shall forward forthwith such process or notice to Hartford Life at its Home Office in Hartford, Connecticut, by registered mail.

       7.2    WAIVER
              The failure of Distributors or Companies to enforce any provisions of this Agreement shall not constitute a waiver of any such provision. The past waiver of a provision by Distributors or Companies shall not constitute a course of conduct or a waiver in the future of that same provision.

       7.3    INDEMNIFICATION
              7.3.1 INDEMNITY DEFINITIONS. The following definitions shall apply for purposes of this Article VII (c):

                     "Claim" means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against an Indemnitee by a third party (the "Claimant") unaffiliated with such Indemnitee.

                     "Costs" means any damages, settlements, judgments, losses, expenses interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonably withheld. Costs shall not include any expenses for any investigation or defense of a Claim incurred by Indemnitee after the date on which Indemnitor gives notice of its election to assume the defense of such Claim.

              7.3.2  PARTIES LIABILITY.

                     (i) Broker-Dealer shall indemnify and hold Distributors and Companies, and each of their respective directors, officers, and employees, harmless from any Costs sustained by Companies and/or the Distributors (including reasonable attorneys' fees) on account of any claim, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Broker-Dealer or any Affiliate contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Broker-Dealer or any Affiliate; (c) negligent, fraudulent, illegal or wrongful action or inaction by Broker-Dealer or any Affiliate or by persons employed or appointed by Broker-Dealer. In any of the foregoing cases Broker-Dealer or any Affiliate shall be an "Indemnitor" as such term is used in this Agreement and each of the Distributors and the Companies, and each of their directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement.


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                     (ii) Each Affiliate shall indemnify and hold Distributors
                     and Companies, and each of their respective directors, officers, and employees, harmless from any Costs sustained by Companies or Distributors (including reasonable attorneys' fees) on account of any claim, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of the Affiliate contained in this Agreement;
                     (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Affiliate; (c) negligent, fraudulent, illegal or wrongful action or inaction by the Affiliate or by persons employed or appointed by the Affiliate. In any of the foregoing cases the Affiliates shall be an "indemnitor" as such term is used in this Agreement and each of the Distributors and the Companies, and each of their directors, officers and employees, as applicable, shall be an "indemnitee" as such term is used in this Agreement.

                     (iii) Distributors shall indemnify and hold Broker-Dealer, and its directors, officers, and employees, harmless from any Costs sustained by Broker-Dealer (including reasonable attorneys' fees) on account of, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Distributors contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Distributors; (c) negligent, fraudulent, illegal or wrongful action or inaction by Distributors or by persons employed or appointed by Distributors other than Broker-Dealer or its employees or appointees. In any of the foregoing cases Distributors shall be an "Indemnitor" as such term is used in this Agreement and Broker-Dealer, and each of its directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement.

                     (iv) Companies shall indemnify and hold Broker-Dealer, and its directors, officers, and employees, harmless from any Costs sustained by Broker-Dealer (including reasonable attorneys' fees) on account of, arising out of any claim, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Companies contained in this Agreement; (b) a violation of state and/or federal securities or insurance laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Companies(c) negligent, fraudulent, illegal or wrongful action or inaction by Companies or by persons employed or appointed by Companies other than Broker-Dealer or its employees or appointees. In any of the foregoing cases Companies shall be an "Indemnitor" as such term is used in this Agreement and Broker-Dealer, and each of its directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement.

              7.3.3 INDEMNIFICATION CLAIM NOTICE AND CASE MANAGEMENT. Indemnitor shall not be liable under this indemnification provision with respect to any Claim made against an Indemnitee unless that Indemnitee shall have notified the Indemnitor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Claim shall have been served upon that Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent). At any time after such notice, any Indemnitor may deliver to the Indemnitee its written acknowledgment that Indemnitee is entitled to indemnification under this Article VII (c) for all Costs associated with the Claim. The Indemnitor shall thereafter be entitled to assume the defense of the Claim and shall bear all expenses associated therewith, including without limitation, payment on a current basis of all previous Costs incurred by the Indemnitee in relation to the Claim from the date the Claim was brought. After notice from any Indemnitor to the Indemnitee of an election to assume the defense of any Claim, the Indemnitee shall not be liable to the Indemnitors for any Costs related to the Claim. Until such time as Indemnitee receives notice of an Indemnitor's election to assume the defense of any Claim, Indemnitee may defend itself against the Claim and may


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              hire counsel and other experts of its choice and Indemnitors, jointly and severally, shall be liable for payment of counsel and other expert fees on a current basis as the same are billed.

              7.3.4 COOPERATION AND UPDATES. To the extent that an Indemnitee makes a claim for indemnification against an Indemnitor, Indemnitee and Indemnitor shall each give the other reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control in connection with the Claim for which indemnification is sought hereunder and shall otherwise cooperate with one another in the defense of any such Claim. Regardless of which party defends a particular Claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, but in any event within five (5) business days after such development. In no event shall either Indemnitor or Indemnitee be required to divulge any privileged information.

              7.3.5 SETTLEMENT. If an Indemnitee is defending a Claim and: (1) a settlement proposal is made by the Claimant, or (2) the Indemnitee desires to present a settlement proposal to the Claimant, then the Indemnitee promptly shall notify the Indemnitors of such settlement proposal together with its counsel's recommendation and shall request the consent of Indemnitor(s). Indemnitee, in making such request, shall make available complete access, during normal business hours, to any and all discovery up to the date of such request. If the Indemnitee desires to enter into the settlement and less than all of the Indemnitors consent within five (5) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then Indemnitors, from the time they fail to consent forward, shall defend the Claim and shall further indemnify the Indemnitees for all Costs associated with the Claim which are in excess of the proposed settlement amount even if the same were not originally covered under this Article VII. If an Indemnitor is defending a Claim and a settlement requires an admission of liability by Indemnitee or would require Indemnitee to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise), Indemnitor may agree to such settlement only after obtaining the express, written consent of Indemnitee.

              7.3.6 INDEMNIFICATION DISPUTES. In the event that there is a dispute between an Indemnitee and an Indemnitor over whether the Indemnitor is liable for a Claim, then:

                     (i) Indemnitee shall defend the Claim in accordance with the provisions of Article VII(c)(3) hereof in the same manner and under the same terms as though there were no dispute and Indemnitor had failed to elect to defend the Claim itself and Indemnitee shall have the right to settle such Claim pursuant to Article VII(c)(5) hereof;

                     (ii) In addition, Indemnitor must advise Indemnitee of such a dispute and the reasons therefor, in writing, within thirty (30) days after the Claim is first tendered to Indemnitor, unless the Indemnitee and Indemnitor mutually agree, in writing, to extend the time; and

                     (iii) The Indemnitee and the Indemnitor shall use good faith efforts to resolve any dispute as to Indemnitor's indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a DE NOVO proceeding, separate and apart from the underlying Claim brought by the Claimant, before a court of competent jurisdiction. No finding or judgment in any litigation on the underlying Claim, except for Cost amounts, shall be given any weight in the court proceedings on the indemnification issue. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred 30 days from the commencement of the same unless such time period is


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                     extended by the written mutual agreement of the parties).
                     The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses. From and after the date on which responsibility for a disputed indemnity Claim is resolved: (I) Indemnitor shall continue to pay all Costs that are determined by the parties or the court, as the case may be, to be allocable to any such Claim which is determined to be a Claim subject to indemnity, and (II) Indemnitee shall (i) pay all future Costs that are determined by the parties or the court, as the case may be, to be allocable to any such Claim which is determined to be a Claim not subject to indemnity and (ii) reimburse Indemnitor for all Costs previously paid by Indemnitor which are allocable to such Claim determined to be a claim not subject to indemnity.


              Broker-Dealer and Affiliates expressly authorize Companies Distributors to charge against all compensation due or to become due to Broker-Dealer or its Affiliates under this Agreement any monies paid or liabilities incurred by Companies or Distributors under this Indemnification provision.


       7.4    ASSIGNMENT
              No assignment of this Agreement, or commissions payable hereunder, shall be valid unless authorized in writing by each of the non-assigning parties. Every assignment shall be subject to any indebtedness and obligation of the assigning parties that may be due or become due to non-assigning parties and any applicable state insurance regulations pertaining to such assignments.

       7.5    OFFSET
              Broker-Dealer expressly authorizes Companies to deduct, from any monies due under this Agreement, every indebtedness or obligation of Broker-Dealer to Companies or to any of its affiliates under this agreement.

       7.8    CONFIDENTIALITY
              Companies, Distributors and Broker-Dealer agree that all facts or information received by any party related to a contract owner shall remain confidential, unless such facts or information is required to be disclosed by any regulatory authority or court of competent jurisdiction.

       7.9    PRIOR AGREEMENTS
              This Agreement terminates all previous agreements, if any, between Companies, Distributors and Broker-Dealer with respect to the Products set forth in the lines of business page(s). However, the execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement.

       7.10   CHOICE OF LAW
              This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

By executing this Broker-Dealer Sales and Supervision Agreement, Broker-Dealer acknowledges that it has read this Agreement in its entirety and is in agreement with the terms and conditions outlining the rights of Distributors, Companies and Broker-Dealer and Affiliates under this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective as set forth above, upon the effective date below.


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

                                     EXHIBIT A

In accordance with Section V.(c) of the Broker-Dealer-Dealer Sales and Supervision Agreement, no compensation is payable unless Broker-Dealer and Registered Representative have first complied with all applicable state insurance laws, rules and regulations. Distributors must ensure that any Broker-Dealer with whom Distributors intend to enter into an Agreement and any Registered Representatives meet the licensing and registration requirements of the state(s) Broker-Dealer operates in and the NASD.

Companies are required by the Insurance Department in all 50 states to pay compensation only to individuals and entities that are properly insurance licensed and, in some states, appointed. For registered products, Distributors must also comply with NASD regulations that require Distributors to pay compensation to an NASD registered Broker-Dealer. Distributors must comply with both state and NASD requirements.

Distributors require confirmation that Broker-Dealer holds current state insurance licenses or markets insurance products through a contractual affiliate or wholly-owned agency, which is properly insurance licensed and, if applicable, appointed. If Broker-Dealer is properly state licensed then compensation must be paid to Broker-Dealer in compliance with both state and NASD requirements.

If Broker-Dealer is not state insurance licensed and relies on the licensing of a contractual affiliate or wholly-owned agency, the SEC has issued a number of letters indicating that, under specific limited circumstances, it will take "no action" against insurers (Distributors) paying compensation on registered products to Broker-Dealer's contractual affiliate or wholly-owned agency. At the request of Broker-Dealer, Distributors will provide copies of several of these letters as well as a summary of their requirements.

If Broker-Dealer intends to rely on one of these "no-action" letters, legal counsel for Broker-Dealer must confirm to Distributors in writing that all of the circumstances of any one of the SEC no-action letters are applicable, specifically including the jurisdictions for which Broker-Dealer does not hold current state insurance licenses. Broker-Dealer's counsel must summarize each point upon which the no-action relief was granted and represent that Broker-Dealer's method of operation is identical or meets the same criteria. Broker-Dealer's counsel must also confirm that, to the best of counsel's knowledge, the SEC has not rescinded or modified its no-action position since the letter was released.

The Broker-Dealer Sales and Supervision Agreement will not be finalized and no new applications for products will be accepted or no new compensation will be payable unless the appropriate proof of state licensing or no-action relief is confirmed. In addition to a letter from Broker-Dealer's counsel, copies of the following documentation is required:

              insurance licenses for all states in which Broker-Dealer holds these licenses and intends to operate and/or;

              insurance licenses for any contractual affiliate or wholly-owned agency; and

              the SEC No-Action Letter that will be relied upon.


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